Exhibit 10.81

This AMENDMENT, dated as of March 22, 2006 (this “Twentieth Amendment”), is among FIBERNET TELECOM GROUP, INC., a Delaware corporation (the “Parent”), FIBERNET OPERATIONS, INC., a Delaware corporation (“FiberNet”), DEVNET L.L.C., a Delaware limited liability company (together with FiberNet, the “Borrowers”), the financial institutions party to the Credit Agreement (as defined below) as lenders (collectively, the “Lenders”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and relates to (1) the Amended and Restated Credit Agreement, dated as of February 9, 2001 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders, the Administrative Agent, TD Securities (USA) Inc., as syndication agent for the Lenders, and Wachovia Investors, Inc., as documentation agent for the Lenders, and (2) the Amended and Restated Parent Guaranty Agreement, dated as of February 9, 2001 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Parent Guaranty Agreement”), by the Parent in favor of the Administrative Agent for the benefit of each of the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

RECITALS

WHEREAS, Parent and the Borrowers have requested certain amendments to the Credit Agreement, all as provided herein, and the Administrative Agent and the Lenders have agreed, on the terms and conditions contained herein, to amend the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

Section 1.01 Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is amended by adding the following new defined terms in the appropriate alphabetical order:

“2006 Securities Purchase Agreement” means that certain Common Stock Purchase Agreement, dated as of March 22, 2006, as amended, restated, supplemented, replaced or substituted from time to time, among the Parent and the other parties signatory thereto.

“2006 Warrants” means, collectively, the warrants purchased pursuant to the 2006 Securities Purchase Agreement.

“DB Accounts” means, collectively, the accounts held with the Administrative Agent, with account numbers 00-392-534 and 00-394-935.

“Designated Letters of Credit” means (i) a Letter of Credit to be issued with 111 Chelsea LLC as beneficiary in the original undrawn amount of $457,240, (ii) a Letter of Credit to be issued with Tower 570 Company as beneficiary in the original undrawn amount of $155,574.99, and (iii) a Letter of Credit to be issued with Tower 570 Company as beneficiary in the original undrawn amount of $89,355.00.

“Designated Letter of Credit Condition” means the condition that, at the time the Designated Letters of Credit are issued, the beneficiaries of such Designated Letters of Credit shall wire transfer to DB Account no. 4000029792 in immediately available funds an amount equal to the original principal amount of such respective Designated Letters of Credit (it being understood that such amounts will not be required by the Administrative Agent to be retained in such DB Account as cash collateral for the Designated Letters of Credit (although any amount in the DB Accounts is Collateral for the Obligations while it is on deposit in the DB Accounts) and that, during such time as no Event of Default has occurred and is continuing, such amounts will be available for use by the Borrowers in the ordinary course of their business).

“Existing Account” means that certain payroll account of Parent held by US Trust Company with account number 21-2344-4.

“Twentieth Amendment” means the Amendment, dated as of March 22, 2006, among the Parent, the Borrowers, the Lenders and the Administrative Agent, which amends the Credit Agreement.

“Twentieth Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of the Twentieth Amendment have been satisfied or waived.

(b) Section 1.1 of the Credit Agreement is further amended by deleting the definitions of “Applicable Interest Rate” and “Maturity Date” and substituting therefor the following definitions of “Applicable Interest Rate” and “Maturity Date”:

“Applicable Interest Rate” means, for each Loan, 9.00% per annum.

“Maturity Date” means March 7, 2008.

(c) Section 2.2.A of the Credit Agreement is hereby amended by deleting such Section 2.2.A in its entirety and the following is substituted therefor:

A. Issuance of Letters of Credit. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Issuing Bank agrees to issue, and each Revolving Loan Lender severally agrees to participate in the issuance by the Issuing Bank of, Letters of Credit in Dollars from time to time from the Closing Date until the Revolving Loan Commitment Termination Date as any Borrower may request, in a form acceptable to the Issuing Bank; provided, however, that (i) the sum of the outstanding Letter of Credit Obligations and any outstanding Revolving Loans made under Section 2.2.E. (each such Revolving Loan an “LOC Revolving Loan”) shall not at any time exceed $5,595,204.73 (the “LOC Committed Amount”), (ii) the sum of the aggregate outstanding principal amount of Revolving Loans (including LOC Revolving Loans) plus outstanding Letter of Credit Obligations shall not at any time exceed the aggregate amount of the Revolving Loan Commitments, and (iii) the Designated Letters of Credit will only be issued if, in addition to satisfying the other conditions herein with respect to Letters of Credit, the Designated Letter of Credit Condition is satisfied. No Letter of Credit shall (a) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Issuing Bank gives notice of expiration or termination to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (b) as originally issued or as extended, have an expiry date extending beyond the date which is 30 days prior to the Maturity Date. Each Letter of Credit shall comply with the terms and conditions of the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

(d) The introductory language in Section 2.5.B(iii) of the Credit Agreement and subsection (a) of such Section 2.5.B(iii) are deleted in their entirety and the following is substituted therefor:

(iii) Mandatory Prepayments of Loans and Reduction of Commitments. The Loans shall be prepaid and the Commitments shall be permanently reduced in the amounts, at the times and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.5.C.

(a) Mandatory Prepayment of Term Loan. The Borrowers shall prepay the Term Loan on each of June 30, 2007 in the amount of $100,000; September 30, 2007 in the amount of $200,000; and December 31, 2007 in the amount of $300,000, each such prepayment to be applied to the Term Loan of each Term Loan Lender based on its Pro Rata Share thereof. The prepayments required by this subsection (a) shall be in addition to, and shall not be reduced by, any other prepayments made pursuant to this clause (iii).

(e) Section 5.1 of the Credit Agreement is amended by adding the following new clause (xvii) after clause (xvi) thereof (and by changing the period at the end of clause (xvi) to “; and”):

(xvii) within ten (10) Business Days after the end of each calendar month and also at any time upon the request by the Administrative Agent in writing, (A) a cash flow projection of the Borrowers for the succeeding thirteen (13) weeks, in such form and detail as is reasonably satisfactory to the Administrative Agent and the Majority Lenders, and (B) an update of the most recent prior cash flow projection, which update shall show actual performance and any variances of actual performance from projected performance. including a reconciliation of any such variances.

(f) Section 5.15 of the Credit Agreement is hereby amended by deleting such Section 5.15 in its entirety and substituting therefor the following new Section 5.15:

SECTION 5.15. MANAGEMENT INCENTIVE PLANS.

On or before April 28, 2006, Parent and FiberNet shall have entered into management incentive plans with Jon A. DeLuca and certain other officers identified by the Administrative Agent in writing to the Borrowers prior to April 14, 2006, such management incentive plans to be in form and substance satisfactory to the Administrative Agent and the Majority Lenders.

(g) Section 5.19 of the Credit Agreement is hereby amended by deleting such Section 5.19 in its entirety and substituting therefor the following new Section 5.19:

SECTION 5.19. ENGAGEMENT OF FINANCIAL ADVISOR.

(a) On or before May 15, 2006, the Borrowers shall engage a financial advisor acceptable to the Administrative Agent and the Majority Lenders to assist the Borrower in preparing a comprehensive strategic business plan acceptable to the Administrative Agent and the Majority Lenders.

(b) At all times after the retention of such financial advisor, the Borrowers shall cause such financial advisor to provide to the

Administrative Agent and the Lenders all reports and information provided by such financial advisor to the Borrowers, together with updates and other information requested by the Administrative Agent and the Lenders.

(c) On or before December 15, 2006, the Borrowers shall deliver to the Administrative Agent and each Lender a detailed and comprehensive strategic plan which, among other things, will discuss strategic alternatives, in form, scope and substance satisfactory to the Administrative Agent and the Majority Lenders.

(h) Section 6.6 of the Credit Agreement is deleted in its entirety and following Section 6.6 is substituted therefor:

SECTION 6.6. FINANCIAL COVENANTS.

A. Minimum Consolidated Revenue. At the end of each Fiscal Quarter of the Borrower Group, no Borrower shall permit the Consolidated Revenue for the immediately preceding four Fiscal Quarters ending on any date set forth below to be less than the amount set forth below opposite such date:

Date	Minimum Consolidated Revenue (in Dollars)
March 31, 2006	32,086,000
June 30, 2006	33,604,000
September 30, 2006	34,897,000
December 31, 2006	35,653,000
March 31, 2007	35,500,000
June 30, 2007	37,000,000
September 30, 2007	38,000,000
December 31, 2007	38,000,000

B. Minimum Consolidated EBITDA. At the end of each Fiscal Quarter of the Borrower Group, no Borrower shall permit the Consolidated EBITDA for the immediately preceding four Fiscal Quarters ending on any date set forth below to be less than the amount set forth below opposite such date:

Date	Minimum Consolidated EBITDA (in Dollars)
March 31, 2006	2,217,000
June 30, 2006	2,815,000
September 30, 2006	3,315,000
December 31, 2006	3,800,000
March 31, 2007	4,200,000
June 30, 2007	4,500,000
September 30, 2007	4,800,000
December 31, 2007	4,900,000

C. Maximum Cumulative Capital Expenditures. At the end of each Fiscal Quarter of the Borrower Group, no Borrower shall permit Consolidated Capital Expenditures for the period commencing on January 1, 2005 and ending on the dates set forth below to be greater than the amounts set forth below:

Date	Maximum Cumulative Consolidated Capital Expenditures From January 1, 2005 (In Dollars)
March 31, 2006	4,116,000
June 30, 2006	4,739,000
September 30, 2006	5,311,000
December 31, 2006	5,818,000
March 31, 2007	7,018,000
June 30, 2007	7,818,000
September 30, 2007	8,618,000
December 31, 2007	9,418,000

D. Consolidated Interest Coverage Ratio. At the end of each Fiscal Quarter of the Borrower Group, no Borrower shall permit the Consolidated Interest Coverage Ratio to be less than the ratios set forth below:

Date	Consolidated Interest Coverage Ratio
March 31, 2006	1.60:1.00
June 30, 2006	1.95:1.00
September 30, 2006	2.25:1.00
December 31, 2006	2.55:1.00
March 31, 2007	2.85:1.00
June 30, 2007	3.10:1.00
September 30, 2007	3.25:1.00
December 31, 2007	3.40:1.00

E. Minimum Cash. At all times, no Borrower shall permit the aggregate total cash of the Borrower Group maintained in the DB Accounts to be less than $500,000.

(i) Section 6.19 of the Credit Agreement is amended by deleting such Section 6.19 in its entirety and substituting in lieu thereof the following:

SECTION 6.19. ACCOUNTS

No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or any other member of the Borrower Group to, (a) establish or maintain any bank accounts other than the DB Accounts and the Existing Account without the Administrative Agent’s prior written consent or (b) deposit into the Existing Account any amounts in excess of amounts necessary to pay current payroll and related tax obligations from such Existing Account.

(j) Section 7.9(i) of the Credit Agreement is amended by deleting such Section in its entirety and substituting in lieu thereof the following:

(i) Any Borrower or any other member of the Borrower Group shall fail to perform or comply with (a) Section 5.15, Section 5.19 or clause (xvii) of Section 5.1, (b) any of its negative covenants (including those set forth in Article VI of this Agreement) contained in any Loan Document to which it is a party, (c) Sections 4.4, 4.5 or 4.6 of the Parent Guaranty, or (d) the Deferred Interest Stock and Warrant Purchase Agreement, the Stock Purchase Agreement and each of the Warrants delivered in connection therewith; or

ARTICLE II

AMENDMENT TO PARENT GUARANTY

Section 2.01 Amendment to Parent Guaranty. The following Sections 4.5 and 4.6 are added to the Parent Guaranty after Section 4.4 thereof:

Section 4.5. 2006 Warrants. Guarantor shall not, and Guarantor shall not permit any of Guarantor’s Subsidiaries to, redeem or repurchase, or declare or pay any dividend or other distribution (whether in cash, equity or otherwise) under or in respect of (i) the 2006 Warrants or any other warrants, options, or other rights to purchase or subscribe to or receive stock or other securities of Guarantor or any of its Subsidiaries or (ii) any stock or other securities purchased or obtained by subscribing to or exercising any of the warrants, options or other rights referred to in clause (i) of this Section 4.5, until the Obligations under the Credit Agreement have been paid in full in cash, except to the limited extent permitted by Section 6.18 of the Credit Agreement.

Section 4.6. Equity Issuance. On or prior to May 30, 2007, the Guarantor shall issue equity in an amount sufficient to result in Net Proceeds of at least $3,000,000 pursuant to a securities purchase agreement among the Guarantor and the purchasers party thereto in form and substance satisfactory to the Administrative Agent and the Lenders (provided that the Administrative Agent’s and the Lender’s review of such securities purchase agreement may include, among considerations deemed appropriate by the Administrative Agent and the Lenders, a review of the covenants and other terms of the Credit Agreement and the need for possible changes thereto).

ARTICLE III

MISCELLANEOUS

Section 3.01 Execution of this Twentieth Amendment.

This Twentieth Amendment is executed and shall be construed as an amendment to the Credit Agreement, and, as provided in the Credit Agreement, this Twentieth Amendment forms a part thereof. This Twentieth Amendment shall become effective upon the satisfaction (or waiver in writing by the Administrative Agent) of each of the following conditions:

(a) the Administrative Agent shall have received a counterpart signature page to this Amendment duly executed and delivered by the Borrowers, the Parent and each Lender;

(b) the Parent shall have raised Net Proceeds of at least $1,000,000 from the issuance of the 2006 Warrants and the Common Stock issued in connection therewith and shall have contributed 100% of such Net Proceeds to FiberNet and 100% such contributed Net Proceeds shall have been wire transferred to DB Account no. 4000029792 in immediately available funds;

(c) the Parent shall have delivered to the Administrative Agent, for the pro rata benefit of the Lenders, warrants to purchase 280,000 shares of Common Stock, with an exercise price of $2.64 per share, each on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders;

(d) all fees and expenses then due and payable to the Administrative Agent shall have been paid in full; and

(e) all unpaid fees and expenses of the Administrative Agent’s counsel, Bingham McCutchen LLP, shall have been paid in full to the extent that copies of invoices for such fees and expenses have been delivered to the Borrowers.

Section 3.02 Representations and Warranties.

(a) The Borrowers hereby represent and warrant to the Administrative Agent and the Lenders that (i) all consents, approvals and authorizations necessary for the Borrowers’ execution, delivery and performance of this Twentieth Amendment have been obtained or made, (ii) this Twentieth Amendment has been duly executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, (iii) the representations and warranties of the Borrowers set forth in Article II of the Credit Agreement are true and correct in all material respects as of the date hereof and (iv) no Event of Default or Potential Event of Default has occurred and is continuing as of the date hereof.

(b) The Parent hereby represents and warrants to the Administrative Agent and the Lenders that (i) all consents, approvals and authorizations necessary for the Parent’s execution, delivery and performance of this Twentieth Amendment have been obtained or made, (ii) this Twentieth Amendment has been duly executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent, enforceable against such Parent in accordance with its terms and (iii) the representations and warranties of the Parent set forth in Article III of the Parent Guaranty Agreement are true and correct in all material respects as of the date hereof.

Section 3.03 No Waiver.

This Twentieth Amendment is made in amendment and modification of, but not extinguishment of, the obligations set forth in the Credit Agreement, the Parent Guaranty Agreement and the other Loan Documents and, except as specifically modified pursuant to the terms of this Twentieth Amendment, the terms and conditions of the Credit Agreement, the Parent Guaranty Agreement and the other Loan Documents remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of Administrative Agent and the Lenders under the Credit Agreement, the Parent Guaranty Agreement and the other Loan Documents. The execution and delivery by the Lenders of this Twentieth Amendment shall not constitute a waiver, forbearance or other indulgence with respect to any Potential Event of Default or Event of Default now existing or hereafter arising.

Section 3.04 Counterparts, Integration; Effectiveness.

This Twentieth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Twentieth Amendment and any agreements referred to herein constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. On the Twentieth Amendment Effective Date and thereafter this Twentieth Amendment shall be binding upon and inure to the benefit of the parties hereto and, subject to and in accordance with Section 9.16 of the Credit Agreement, their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Twentieth Amendment by telecopy shall be as effective as delivery of a manually executed counterpart of this Twentieth Amendment.

Section 3.05 Severability.

Any provision of this Twentieth Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality or enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.06 Governing Law.

This Twentieth Amendment shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflicts of law provisions thereof, other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Section 3.07 Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Twentieth Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Twentieth Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title:

FIBERNET OPERATIONS, INC.

By:
Name:
Title:

DEVNET L.L.C.

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

WACHOVIA INVESTMENT HOLDINGS, LLC, as a Lender

By:
Name:
Title:

IBM CREDIT LLC, as a Lender

By:
Name:
Title: